Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-58577, No. 333-84815, and No. 333-157778) pertaining to the Cooper Tire & Rubber Company Spectrum Investment Savings Plan of Cooper Tire & Rubber Company of our report dated July 13, 2016, with respect to the financial statements and schedule of the Cooper Tire & Rubber Company Spectrum Investment Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio

July 13, 2016